EXHIBIT 99.1

4300 Wildwood Parkway
Atlanta, GA 30339
1-888-502-BLUE
www.BlueLinxCo.com

Contacts:
David Morris	Jim Storey
Chief Financial Officer	Investor Relations
BlueLinx Holdings, Inc.	BlueLinx Holdings Inc.
(770) 221-2668	(770) 612-7169
FOR IMMEDIATE RELEASE
BLUELINX ANNOUNCES PRELIMINARY THIRD-QUARTER RESULTS
-- Company Reducing Operating Costs Amid Housing Slowdown —
— Long-term Growth Strategy Remains Unchanged —
ATLANTA — October 12, 2006 — BlueLinx Holdings Inc. (NYSE: BXC), a leading distributor of building products in North America, expects to report third-quarter net income in the range of $0.05 to $0.09 per diluted share on revenue of approximately $1.2 billion, based on a preliminary review of the company’s unaudited financial results for the third quarter ended September 30, 2006. The preliminary results include a charge of approximately $0.05 per share related to cost reduction efforts. Gross profit margin for the quarter was approximately 10%, compared with 9.4% for the same period a year ago, when the company reported net income of $0.46 per share. Revenue declined approximately 17% from $1.45 billion a year ago.
Overall unit volume fell approximately 12% during the quarter, with structural unit volume down approximately 17%, and specialty unit volume down approximately 4%. Although specialty unit volume contracted during the quarter, management believes specialty unit volume continued to outperform the company’s overall estimated end-use markets.
“The portion of our business that is tied to new home construction slowed sharply during the quarter,” said Stephen Macadam, chief executive officer. “After softening in June, housing starts and permits declined precipitously in July and August to approximately 20% below prior-year levels, materially impacting our sales and earnings for the quarter. While we had expected housing starts to decline during the second half of the year, we did not anticipate the abrupt slowdown that occurred during the summer months, which typically are the seasonally strong months for home construction. Additionally, prices for wood-based structural products continued to deteriorate during the quarter, with key grades of lumber, plywood and OSB falling between 17% and 24% from the end of the second quarter, reaching levels not experienced since early 2003. Considering the severity of this environment, we managed our structural products business well, maintaining gross margin rates near their levels of the second quarter.
“Other sectors of our end-use markets, including industrial applications, repair and remodeling, and non-residential construction, remained stable during the period,” Macadam noted. “But the sharp pullback in new home construction, which accounts for approximately 50% of our end-use markets, accompanied by the decline in prices for wood-based structural products resulted in a significant and swift slowdown in demand throughout the supply chain.

“Overall, we view the slowdown in housing starts as a normal cyclical correction,” Macadam said. “Accordingly, we are taking steps to adjust our business to this environment without impacting our ability to provide quality service to our customers and vendors and execute our long-term growth strategy. During the past eight weeks, we have implemented actions to remove approximately $15 million in annualized costs, primarily related to headcount reductions, and identified opportunities designed to remove an additional $5 million to $7 million in costs. We expect third-quarter charges associated with the implemented cost reductions — and included in the estimated EPS range already presented — to total approximately $2.3 million pre-tax, or $0.05 per share after tax.
“BlueLinx continues to work toward executing our long-term growth strategy in this environment,” Macadam continued. “Our objective remains to grow business over time by expanding specialty sales to more than 60% of total revenue, by managing our structural business to preserve or grow margin dollars, and to outgrow the market by focusing on specialty unit volume growth. Our gross margin and specialty unit volume performance during the third quarter demonstrates continued progress on these fronts.”
Third-Quarter Conference Call
BlueLinx will report financial results for the third quarter before the market opens on November 1, 2006, and host a conference call at 10:00 a.m. Eastern Time on that day. Details about the conference call will be provided approximately two weeks prior to the call.
About BlueLinx Holdings Inc.
Headquartered in Atlanta, Georgia, BlueLinx Holdings Inc., operating through its wholly owned subsidiary BlueLinx Corporation, is a leading distributor of building products in North America. Employing more than 3,500 people in North America, BlueLinx offers 10,000 products from over 750 suppliers to service more than 11,700 customers nationwide, including dealers, industrial manufacturers, manufactured housing producers and home improvement retailers. The Company operates its distribution business from sales centers in Atlanta and Denver, and its network of more than 70 warehouses. Additional information about BlueLinx can be found on its web site at www.BlueLinxCo.com.
Forward-looking Statements
This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All of these forward-looking statements are based on estimates and assumptions made by our management that, although believed by BlueLinx to be reasonable, are inherently uncertain. Forward-looking statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of its control, that may cause its business, strategy or actual results to differ materially from the forward-looking statements. These risks and uncertainties may include, among other things: changes in the supply and/or demand for products which we distribute; the activities of competitors; changes in significant operating expenses; changes in the availability of capital; the ability to identify acquisition opportunities and effectively and cost-efficiently integrate acquisitions; general economic and business conditions in the United States; adverse weather patterns or conditions; acts of war or terrorist activities; variations in the performance of the financial markets; and other factors described in the “Risk Factors” section in the Company’s Annual Report on Form 10-K for the year ended Dec. 31, 2005, and in its periodic reports filed with the Securities and Exchange Commission from time to time. Given these risks and uncertainties, you are cautioned not to place undue reliance on forward-looking statements. BlueLinx undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as required by law.
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